Exhibit 23.2

MOORE & ASSOCIATES, CHARTERED
ACCOUNTANTS AND ADVISORS
PCAOB REGISTERED

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use, in the registration statement on Form SB-2/A, Amendment No. 4 of Ecoland International, Inc. (Formerly Guano Distributors, Inc), of our report dated September 4, 2007 on our audit of the financial statements of Ecoland International, Inc. (Formerly Guano Distributors, Inc) as of May 31, 2007, and the related statements of operations, stockholders’ equity and cash flows from inception, April 15, 2005 through May 31, 2007 and for the period then ended, and the reference to us under the caption “Experts.”

/s/ Moore & Associates, Chartered
Moore & Associates Chartered
Las Vegas, Nevada
September 7, 2007

2675 S. Jones Blvd. Suite 109, Las Vegas, NV 89146 (702) 253-7511 Fax (702) 253-7501